Exhibit 99.1

SPANISH BROADCASTING SYSTEM, INC. REPORTS

RESULTS FOR THE FIRST QUARTER 2012

COCONUT GROVE, FLORIDA, May 15, 2012 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the first quarter ended March 31, 2012.

Financial Highlights

	Quarter Ended
(in thousands)	March 31,		%
	2012	2011	Change
Net revenue:
Radio	$27,778	26,441	5%
Television	4,316	4,334	(0%)

Consolidated	$32,094	30,775	4%

OIBDA, a non-GAAP measure*:
Radio	$9,513	9,196	3%
Television	(829)	(1,806)	54%
Corporate	(2,352)	(1,931)	(22%)

Consolidated	$6,332	5,459	16%

* Please refer to the Non-GAAP Financial Measures section for a definition and reconciliation from a non-GAAP to GAAP financial measure.

Discussion and Results

“Our first quarter financial results improved considerably over the prior year,” commented Raul Alarcón, Jr., Chairman and CEO. “Moreover, we have continued to strengthen our operations through strategic investments in our content, marketing and digital resources. We remain committed to employing a disciplined approach to managing our operations, with the goal of driving improved financial results. Looking ahead, the advertising market remains volatile, but our brands remain strong across our market footprint and we are continuing to build on our revitalized sales force. We remain very optimistic about our long-term outlook given the ongoing dramatic growth of the Hispanic population and the increasing need for advertisers to pursue this important and influential audience.”

Spanish Broadcasting System, Inc.	Page 2

Quarter Results

For the quarter ended March 31, 2012, consolidated net revenue totaled $32.1 million compared to $30.8 million for the same prior year period, resulting in an increase of $1.3 million or 4%. Our radio segment net revenue increased $1.3 million or 5%, primarily due to local sales, special events revenue and barter sales, offset by decreases in national and network sales. The increase in local sales occurred in our New York, Los Angeles and San Francisco markets. The increase in special events revenue occurred mainly in our Puerto Rico and Miami markets. The increase in barter sales occurred throughout most of our markets. The decrease in national and network sales occurred in all of our markets. Our television segment net revenues were flat, primarily as a result of increases in paid-programming, other revenues, and barter sales, offset by decreases in local spot sales and integrated sales.

OIBDA, a non-GAAP measure, totaled $6.3 million compared to $5.5 million for the same prior year period, representing an increase of $0.9 million or 16%. Our radio segment OIBDA increased $0.3 million or 3%, primarily due to the increase in net revenue of $1.3 million, offset by an increase of station operating expenses of $1.0 million. Radio station operating expenses increased mainly due to increases in special events expenses, barter expense, local commissions and compensation and benefits, offset by decreases in legal settlements and music license fees. Our television segment OIBDA (loss) decreased $1.0 million or 54%, primarily due to the decrease in station operating expenses of $1.0 million. Television station operating expenses decreased primarily related to decreases in originally produced programming, broadcasting rights fees, professional fees and advertising and promotions. Our corporate expenses increased by $0.4 million or 22%, primarily a result of an increase in compensation and benefits related to bonuses for the successful 2012 refinancing of our senior credit facility, offset by a decrease in professional fees. Please refer to the Non-GAAP Financial Measures section for a definition and reconciliation from a non-GAAP to GAAP financial measure.

Operating income totaled $4.8 million compared to $4.1 million for the same prior year period, representing an increase of $0.7 million or 17%. This increase was primarily attributed to the increase in net revenues.

First Quarter 2012 Conference Call

We will host a conference call to discuss our first quarter 2012 financial results on Tuesday, May 15, 2012 at 11:00 a.m. Eastern Time. To access the teleconference, please dial 412-317-6789 ten minutes prior to the start time.

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Wednesday, May 30, 2012 which can be accessed by dialing 877-344-7529 (U.S) or 412-317-0088 (Int’l), passcode: 10014083.

There will also be a live webcast of the teleconference, located on the investor portion of our corporate Web site, at www.spanishbroadcasting.com/webcasts.shtml . A seven day archived replay of the webcast will also be available at that link.

Spanish Broadcasting System, Inc.	Page 3

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates MegaTV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events and operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology. Factors that could cause actual results, events and developments to differ are included from time to time in the Company’s public reports filed with the Securities and Exchange Commission. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

(Financial Table Follows)

Contacts:
Analysts and Investors Analysts,	Investors or Media
José I. Molina	Brad Edwards
Vice President of Finance	Brainerd Communicators, Inc.
(305) 441-6901	(212) 986-6667

Spanish Broadcasting System, Inc.	Page 4

Below are the Unaudited Condensed Consolidated Statements of Operations for the quarter ended March 31, 2012 and 2011.

	Quarter Ended March 31,
Amounts in thousands, except per share amounts	2012	2011
	(Unaudited)
Net revenue	$32,094	30,775
Station operating expenses	23,410	23,385
Corporate expenses	2,352	1,931
Depreciation and amortization	1,453	1,339
(Gain) loss on the disposal of assets, net	—	(7)
Impairment charges and restructuring costs	56	—

Operating income	4,823	4,127
Interest expense, net	(6,838)	(2,036)
Loss on early extinguishment of debt	(391)	—

(Loss) income before income taxes	(2,406)	2,091
Income tax expense	1,257	1,781

Net (loss) income	(3,663)	310

Dividends on Series B preferred stock	(2,482)	(2,482)

Net income applicable to common stockholders	$(6,145)	(2,172)

Net income per common share:
Basic & Diluted	$(0.85)	(0.30)

Weighted average common shares outstanding:
Basic & Diluted	7,267	7,267

Spanish Broadcasting System, Inc.	Page 5

Non-GAAP Financial Measures

Operating Income (Loss) before Depreciation and Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment Charges and Restructuring Costs (“OIBDA”) is not a measure of performance or liquidity determined in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. However, we believe that this measure is useful in evaluating our performance because it reflects a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. This measure is widely used in the broadcast industry to evaluate a company’s operating performance and is used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations. However, this measure should not be considered in isolation or as a substitute for Operating Income, Net Income, Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because OIBDA is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

Included below are tables that reconcile OIBDA to operating income (loss) for each segment and consolidated net (loss) income, which is the most directly comparable GAAP financial measure.

	Quarter Ended March 31, 2012
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
OIBDA	$6,332	9,513	(829)	(2,352)
Less expenses excluded from OIBDA but included in operating income (loss):
Depreciation and amortization	1,453	551	780	122
(Gain) loss on the disposal of assets, net	—	—	—	—
Impairment charges and restructuring costs	56	—	—	56

Operating Income (Loss)	$4,823	8,962	(1,609)	(2,530)

	Quarter Ended March 31, 2011
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
OIBDA	$5,459	9,196	(1,806)	(1,931)
Less expenses excluded from OIBDA but included in operating income (loss):
Depreciation and amortization	1,339	618	575	146
(Gain) loss on the disposal of assets, net	(7)	(7)	—	—
Impairment charges and restructuring costs	—	—	—	—

Operating Income (Loss)	$4,127	8,585	(2,381)	(2,077)

	Quarter Ended March 31,
(Unaudited and in thousands)	2012	2011
Operating Income	$4,823	4,127
Other (expense) income:
Interest expense, net	(6,838)	(2,036)
Loss on early extinguishment of debt	(391)	—

(Loss) income before income taxes	(2,406)	2,091
Income tax expense	1,257	1,781

Net (loss) income	$(3,663)	310

Spanish Broadcasting System, Inc.	Page 6

Unaudited Segment Data

We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments:

	Three-Months Ended March 31,
	2012	2011
	(In thousands)
Net revenue:
Radio	$27,778	26,441
Television	4,316	4,334

Consolidated	$32,094	30,775

Engineering and programming expenses:
Radio	$5,307	6,409
Television	3,097	3,797

Consolidated	$8,404	10,206

Selling, general and administrative expenses:
Radio	$12,958	10,836
Television	2,048	2,343

Consolidated	$15,006	13,179

Corporate expenses:	$2,352	1,931

Depreciation and amortization:
Radio	$551	618
Television	780	575
Corporate	122	146

Consolidated	$1,453	1,339

(Gain) loss on the disposal of assets, net:
Radio	$—	(7)
Television	—	—
Corporate	—	—

Consolidated	$—	(7)

Impairment charges and restructuring costs:
Radio	$—	—
Television	—	—
Corporate	56	—

Consolidated	$56	—

Operating income (loss):
Radio	$8,962	8,585
Television	(1,609)	(2,381)
Corporate	(2,530)	(2,077)

Consolidated	$4,823	4,127

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Selected Unaudited Balance Sheet Information and Other Data:

(Amounts in thousands)	As of March 31, 2012
Cash and cash equivalents	$27,403

Total assets	$468,900

12.5% Senior Secured Notes due 2017, net	$266,917
Other debt	14,198

Total debt	$281,115

Series B preferred stock	$92,349
Accrued Series B preferred stock dividends payable	24,405

Total	$116,754

Total stockholders’ deficit	$(40,821)

Total capitalization	$357,048

	For the Fiscal Year Ended March 31,
(Amounts in thousands)	2012	2011
Capital expenditures	$364	1,737

Cash paid for income taxes	$—	8